UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Harpoon Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Harpoon Employee Q&A

Employee Q&A

1. Why does this transaction make sense for Harpoon?

a. We have an exceptional team that has created a valuable company with multiple oncology programs currently advancing in the clinic, which caught the eye of a large pharmaceutical oncology player like Merck. Harpoon is at a stage where Merck’s resources could significantly accelerate the development of its assets. On balance, when taking into account the best interests of our shareholders and the patients we currently serve and hope to serve in the future, we believe that Merck has the necessary expertise and resources to bring our compounds to even more patients across the globe, which would be very challenging for us to accomplish on our own.

2. Is there a chance that the acquisition doesn’t close? When will we know for sure?

a. The acquisition is subject to customary closing conditions, including approval by our stockholders and regulatory approval. We expect the deal to close in the first half of 2024.

3. What will I receive if I stay through the close of the transaction?

a. As described in more detail in question 36 below, at closing, all outstanding equity awards (in-the-money options and restricted stock units) will become fully vested and be canceled and converted into a cash payment based on the transaction price of $23.00 per share that will be paid promptly after the closing of the transaction but in no event later than the second payroll date after the closing date. Payments with respect to equity awards will be subject to applicable tax withholding.

4. Is there anything that changes now?

a. It is imperative that we continue business as usual. We will continue to operate as a separate, independent company until the closing of the acquisition. Nothing should change in our commitment to move our programs forward to deliver for patients as quickly as possible. All current goals and objectives remain the same, and we will be introducing our 2024 priorities shortly.

b. Interactions with Merck will be limited to their leadership and integration teams as directed by the Harpoon senior leadership team (SLT) There should be no communication at the program and project levels until the closing of the acquisition.

5. Will Merck be involved in any decision-making on our pipeline programs before the deal closes?

a. We will continue to operate as a separate, independent company until the closing of the acquisition. However, we are subject to certain restrictions under the agreement with Merck. Please confer with your SLT member for further instructions.

6. With the 2024 budget/planning process closed, how should we proceed with executing our plans and budgets starting now?

a. It is business as usual until the closing of the deal. However, we are subject to certain restrictions under the agreement with Merck. Please confer with your SLT member for further instructions.

7. When will Merck take control of Harpoon?

a. This will happen upon the closing of the deal, which we expect to occur during the first half of 2024.

8. How is the integration process being managed?

a. Until the transaction closes, it will be business as usual. Harpoon will continue to operate as an independent company.

b. Once the integration planning begins, both companies will designate integration leads along with dedicated teams to ensure a smooth transition of operations. Integration planning is a matter that will be addressed in the coming weeks, and additional details will be provided in the future.

9. What will happen with our office?

a. We’re still in the process of discussing the details with Merck. Once we have information to share with you, we will.

10. Will our SLT remain in place?

a. Our SLT will remain in place and run Harpoon through closing.

11. Will we keep our jobs? When will we know for sure?

a. We are not making any changes to our workforce through closing. We’re still in the process of finalizing the details with Merck for post-closing and as soon as we have information to share with you, we will.

12. Will we receive severance pay if we lose our jobs?

a. We negotiated a severance policy for non-executive employees that will apply following the closing of the transaction. Under this policy, provided that you have been employed with Harpoon or a successor for at least 61 days as of the date of termination, in the event your employment is terminated without cause on or before December 31, 2024, you will be eligible to receive severance payments and benefits, subject to the terms of the severance policy. We will be sharing with each employee the details about their severance in the near term.

13. What about those of us on a visa?

a. We will review individual situations and possible options to move forward. Please get in touch with HR with any questions.

14. What happens to my benefits?

a. Benefits are expected to continue unaffected during the pre-closing period. We will conduct our normal open enrollment process in February and you will receive additional information regarding open enrollment shortly.

b. Employees who continue with Merck following the closing of the acquisition will be eligible to participate in Merck’s health and welfare benefit programs, the details of which will be communicated separately, subject to satisfying applicable eligibility criteria.

c. Employees whose employment terminates in connection with the transaction will be eligible to continue medical, dental, and vision coverage through a program commonly known as COBRA.

15. When will we have additional updates?

a. We will provide substantive updates once we have them and will communicate routinely as permitted. Please reach out to a member of the SLT with any further questions.

16. Can we still execute collaboration agreements, MSAs, MTAs, and SOWs?

a. Before proceeding with any contractual arrangements, please discuss and clear them with SLT so that we remain in compliance with the acquisition agreement. Our Chief Legal Officer, Jim Bucher, is your primary contact.

17. Until we close, will Merck have to approve everything we do?

a. Until the closing of the acquisition, the two companies remain standalone companies. However, certain activities would require the prior approval of Merck under the acquisition agreement. If you have questions on activities in the future, please get in touch with a member of the SLT.

18. If we are in the process of hiring, what does this transaction change? Will Harpoon be implementing a hiring freeze until the closing?

a. Until the closing of the acquisition, managers should work with HR and their managers to evaluate open positions and should discuss any proposed hires with the SLT so that we remain in compliance with the acquisition agreement.

20. Will Harpoon shareholders vote on this transaction?

a. Closing of the acquisition is subject to approval of the transaction by holders of Harpoon common stock.

21. How is the transaction going to affect contractors?

a. Until the closing of the acquisition, it is business as usual for current contractors. Use of contractors after the closing of the acquisition will be evaluated and determined by Merck.

22. Where do I go with questions?

a. Your manager is always a resource as well as the SLT. If you have HR specific questions, you can contact HR directly. If you have contract-related questions, please contact Jim Bucher or Lauren Bittner.

Compensation & Benefits

23. Will we be eligible for annual merit increase?

a. Harpoon plans to continue its regular process for determining potential merit increases.

24. Will I receive my 2023 annual bonus?

a. Bonuses will be paid out at 125% of target based on Harpoon’s accomplishment of 2023 goals on our regular February 15th pay cycle.

25. If my position is eliminated as a result of this transaction will I be eligible for severance benefits?

a. Under the severance policy that was negotiated, in the event your employment is terminated without cause on or before December 31, 2024, and provided that you have been employed for at least 61 days as of the date of termination, you will be eligible to receive severance payments and benefits as mentioned in question 12 above, subject to the terms of the severance policy.

26. What will happen to my health benefits?

a. Through the closing of the transaction, employee benefits are expected to remain the same.

b. Those employees who continue with Merck following the closing of the acquisition will be eligible to participate in Merck’s health and welfare benefit programs, the details of which will be communicated separately, subject to satisfying applicable eligibility criteria.

c. Employees whose employment terminates in connection with the transaction will be eligible to continue medical, dental, and vision coverage through a program commonly known as COBRA.

27. Will my years of Harpoon service be honored by Merck?

a. Service with Harpoon will be honored for purposes of vesting and eligibility to participate in employee benefit plans (subject to certain exceptions) and for determining vacation and severance eligibility.

28. Will my salary change with the closing of the transaction?

a. Those employees who continue with Merck will receive a salary that is no less than they currently have with Harpoon through the end of the calendar year in which the closing of the acquisition occurs.

29. Will my target annual bonus be changed with the closing of the transaction?

a. Those employees who continue with Merck will receive a target annual bonus that is no less than what they currently have with Harpoon through the end of the calendar year in which the closing of the acquisition occurs.

30. What happens to the Harpoon 401(k) Plan balance?

a. The Harpoon 401(k) Plan may be terminated at the closing of the transaction, in which case, employees who continue with Merck will be eligible to participate in Merck’s 401(k) plan following any waiting or other administrative periods, and subject to satisfying any eligibility criteria.

b. At the transaction’s closing, all employee balances will remain with our current plan provider for employees to manage as they choose. You will receive additional information regarding the 401(k) plan.

31. Do I have to enter into a separation agreement in order to get my severance benefits under the severance policy?

a. Yes, the severance benefits are contingent on your execution and the effectiveness of a separation agreement that includes a release of claims and confidentiality, non-disparagement and non-solicitation covenants.

32. Will unused vacation be paid out as part of the severance package? How will vacation be managed if I stay with Merck?

a. Accrued but unused vacation will be paid out upon a qualifying termination in accordance with the Company’s vacation policy.

b. You will receive credit for your service with Harpoon under any Merck vacation policies.

33. How does the subsidized COBRA benefit under the severance policy work?

a. As described in question 12, under the severance policy, in the event of a qualifying termination of employment, subject to your eligibility for an election to receive COBRA benefits, you will be eligible to receive an amount equal to the monthly COBRA premiums for the severance period.

34. Will the transaction closing be considered a qualifying life event that will allow employees to make changes to their benefits?

a. No. The occurrence of the transaction by itself will not allow employees to make changes to their benefits.

Equity Compensation and Benefits

35. How will the deal impact 2024 annual equity awards?

a. Annual equity awards for 2024 will be made in accordance with our normal process. Your 2024 equity award will be communicated to you separately.

36. What happens to my outstanding stock options and RSUs?

a. Each Harpoon stock option that is outstanding and unexercised immediately prior to the effective time of the acquisition, whether vested or unvested, that has a per share exercise price that is less than $23.00 per share will be cancelled and automatically converted into the right to receive for each share of common stock underlying such option, an amount in cash equal to the excess of $23.00 over the per share exercise price of such option. Each option that has a per share exercise price that is equal to or more than $23.00 will be cancelled for no consideration.

b. Each restricted stock unit award that is outstanding immediately prior to the effective time of the acquisition, whether vested or unvested, will be cancelled and automatically converted into the right to receive $23.00 for each share of common stock underlying such restricted stock unit award.

c. Payments with respect to equity awards will be made promptly after the closing of the transaction but in no event later than the second payroll date after the closing date and will be subject to applicable tax withholding.

37. How will the deal impact the Harpoon ESPP?

a. The current Harpoon ESPP offering period will end on the earlier of the original end of the offering period (March 31, 2024) or five days prior to the closing of the acquisition. At the end of the current offering period, your options under the ESPP will be exercised to purchase shares of common stock. Shares of common stock acquired under the ESPP shares will be cashed out like other shares of common stock in the transaction. Any cash contributions to the ESPP that were not used in connection with the final option exercise will be returned to you.

38. Will I be restricted from trading in Harpoon securities while the transaction is pending?

a. Trading will be subject to our current standard practice of pre-clearance and blackout.

Other

39. What do I communicate to external parties with questions—suppliers, customers, potential and current partners, etc.?

a. Engage your manager or the SLT member if you need to proactively or reactively communicate the news to investors and media. Only authorized employees should speak with external parties.

b. Employees should not speak to the media or financial community under any circumstances. All media and investor inquiries should be forwarded to Ana Kapor.

40. How soon can Harpoon employees interact with Merck employees?

a. You should not engage with Merck employees unless you are explicitly asked to by your supervisor.

b. We expect the transaction to close in the first half of 2024. Between now and then, both companies will continue to operate as standalone organizations.

c. We will update you with more information as to the interactions between Harpoon and Merck as we move forward toward closing.

Additional Information and Where to Find It

In connection with the proposed transaction between Harpoon and Merck, Harpoon will file with the Securities and Exchange Commission (SEC) a proxy statement on Schedule 14A relating to a special meeting of its stockholders. Additionally, Harpoon may file other relevant materials with the SEC in connection with the proposed transaction. Investors and securityholders of Harpoon are urged to read the proxy statement and any other relevant materials filed or that will be filed with the SEC, as well as any amendments or supplements to these materials and documents incorporated by reference therein, carefully and in their entirety when they become available because they contain or will contain important information about the proposed transaction and related matters. The definitive version of the proxy statement will be mailed or otherwise made available to Harpoon’s securityholders.

Investors and securityholders will be able to obtain a copy of the proxy statement (when it is available) as well as other filings containing information about the proposed transaction that are filed by Harpoon or Merck with the SEC, free of charge on EDGAR at www.sec.gov, on the investor relations page of Harpoon’s website at ir.harpoontx.com/investors, by contacting Harpoon’s investor relations department at investors@harpoontx.com, or on Merck’s website at www.merck.com.

Participants in the Solicitation

Harpoon, Merck and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Harpoon in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information about Harpoon’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, will be included in the proxy statement (when available). Information about Merck and its directors and executive officers can be found in Merck’s proxy statement filed on April 3, 2023 and Merck’s other filings with the SEC available at the SEC’s Internet site (www.sec.gov), including any statements of beneficial ownership on Form 3 or Form 4 filed with the SEC after such proxy statement. Harpoon stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Harpoon directors and executive officers in the proposed transaction, which may be different than those of Harpoon stockholders generally, by reading the proxy statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these document using the sources indicated above.

Forward-Looking Statements of Harpoon Therapeutics

Any statements in this message about Harpoon’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements about Merck’s proposed acquisition of Harpoon, the ability of Merck and Harpoon to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the merger contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Merck’s and Harpoon’s beliefs and expectations and statements about the benefits sought to be achieved in Merck’s proposed acquisition of Harpoon, the potential effects of the acquisition on Harpoon, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Harpoon’s product candidates, and other statements containing the words “anticipates,” “believes,” “continue,” “expects,” “intends,” “look forward,” “plans,” “toward,” “will” and similar expressions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Harpoon’s control. These forward-looking statements are based upon Harpoon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Such risks and uncertainties include, without limitation, (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including the receipt of required regulatory approval and the requisite approval of Harpoon’s stockholders; (iii) the effects of disruption from the proposed transaction contemplated by the merger agreement and the impact of the announcement and pendency of the proposed transaction on Harpoon’s business; (iv) the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; (v) the response of competitors to the proposed transaction; (vi) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (vii) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (viii) significant costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) restrictions during the pendency of the proposed transaction that may impact Harpoon’s ability to pursue certain business opportunities; (xi) risks related to the advancement of product candidates into, and successful completion of, preclinical studies and clinical trials; (xii) risks and uncertainties related to regulatory application, review and approval processes and Harpoon’s compliance with applicable legal and regulatory requirements; (xiii) general industry conditions and competition; and (xiv) general economic factors. These and other risks are described in additional detail in Harpoon’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 and Harpoon’s other filings with the U.S. Securities and Exchange Commission (SEC), available on the SEC’s website at www.sec.gov. All forward-looking statements contained in this message speak only as of the date hereof, and Harpoon specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.